UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

AMENDMENT NO. 1
TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

ROYAL STYLE DESIGN, Inc.
_______________________________________________________
(Exact name of registrant as specified in its charter)

Florida	74-3184267
(State or other jurisdiction of incorporation or organization)	((IRS Employer ID No.)

2561 Forsythe Road, Unit D, Orlando, FL	32807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (407)758-6801

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, $0.001 Par Value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

PART I

ITEM 1. Business.

Background

Royal Style Design, Inc. (“we”, “us”, the “Company” or “Royal Style Design”) was incorporated in the State of Florida on July 7, 2006.  We specialize in customized surface installation solutions for floors, walls and other parts of the home using wood, glass, stone and ceramic tile in custom designed homes throughout central Florida. We have one current project in the Bahamas. Our business is not seasonal.

Since 2006, Royal Style Design has supplied tile, stone and wood surface installation services for new homes and homes being remodeled in the Central Florida area.  Our principals, Nikolay Lobachev, our President and Chief Executive Officer, Dmitry Terikov, our Chief Operating Officer, and Ivan Sorokoumov, our Chief Financial Officer, have been working together as a team over the past seven years developing expertise and a broad experience in our business.

Our management travels regularly to Europe in order to keep up with the most up to date products and design styles, with the goal of being able to create designs that capture the styles, personalities and needs of the homeowner, with an emphasis on classic European design. We review the specific needs of our client and, based on those needs, recommend the best way to achieve for the client a one-of-a-kind design.

Services Provided by Our Company

We are a custom tile and stone installation company that specializes in ceramic, porcelain, marble, pavers and natural stone installation in existing structures for ceilings, bathrooms, walls, floors, kitchen counters, stairways, outside terraces and pool moldings.  Most of the work we do is stonework on floors and walls. We also remodel kitchens (not including building or remodeling cabinets), showers and baths, and install wood and laminate flooring.

We do not build homes or additions, or install terraces or pools, or do structural work, but we do our surface installation in different materials in homes that have been constructed. We have started working in commercial buildings, mostly floors and walls.

We serve a diverse range of residential clients and builders; most of our clients are builders, which accounted for approximately 95% of our revenues in 2007.  We do not have any governmental clients. We use professionals with whom we work regularly to assist in the design and installation processes. We have eight sub-contractor companies with which we work regularly, and each of these companies has approximately three to six employees.  No one builder accounted for more than 25% of our revenues in 2007; our five largest customers accounted for approximately 65% of our revenues in 2007.

Most of our business comes from referrals from our satisfied customers.

Sources of Materials for Our Installation Services

We obtain tiles, stone, pavers, marble, porcelain and wood from a number of different local sources, including the large home remodeling and supply stores, The Home Depot and Lowes.  Our installation material supplies are readily available from a large number of sources.

Payments for Services at our Company

We provide a written estimate for services requested by a client. After the client agrees to the estimate, we commence working on their project.  All but approximately ten percent of our clients’ projects require multiple surface installations.  We bill as each stage of the installation is completed, and our invoices are due within two weeks of receipt.

Insurance

We carry general liability insurance with coverage of $1,000,000 for each occurrence, $1,000,000 personal injury insurance, and $2,000,000 in the aggregate, in addition to workers compensation and employers liability insurance and commercial vehicle insurance for three pickup trucks owned by the Company.

Competition

We experience competition from other installation and remodeling companies and individual subcontractors.  While there is significant competition, we have concentrated on providing better services to our clients.  Our niche market is maintained through customized products and services.

There are approximately 40 tile installation companies in the Orlando area, but there are only five that we consider able to provide similar installation services based on both quality and cost.  We believe that two of these five competitors are significantly larger than us.

Governmental Regulation

We are subject to the State of Florida Workers Compensation laws and carry workers compensation insurance.  We have a business license issued by the City of Altamonte Springs, Florida.

Our Market Strategy

We primarily rely on word of mouth referrals for new business. However, we also advertise in the “Orlando” magazine, participate in Central Florida builders competitions, such as the “Street of Dreams”, use door-to-door flyers and have telephone directory listings. We have a corporate website that briefly describes our company’s services.  Information on our website is not a part of or incorporated in this registration statement.

Employees

We currently have six employees, our President and CEO, our Chief Operating Officer, our Chief Financial Officer and three installers.

ITEM 1A.  Risk Factors

Our business is subject to numerous risk factors, including the following:

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL COMPANY.

We were incorporated in Florida on July 7, 2006.  We have a limited amount of assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our services to our clients. Since we have a limited operating history of marketing our services to the public, we may not be able to continue to operate profitably or to grow our business.

OUR LABOR COSTS MAY INCREASE WITH A POTENTIAL SHORTAGE OF QUALIFIED PERSONNEL.

Labor costs accounted for approximately 64% of the operating expenses in the year ended December 31, 2007. We compete with other construction companies to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees.  If a shortage of construction workers occurred in the region in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

THE NATURE OF OUR CONSTRUCTION BUSINESS EXPOSES US TO POTENTIAL LIABILITY CLAIMS AND CONTRACT DISPUTES WHICH MAY REDUCE OUR PROFITS.

Although we have not been party to any legal claims against us, we may in future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. If it is determined that we have liability, we may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed our policy limits. Any liability not covered by our insurance, in excess of our insurance limits or, if covered by insurance but subject to a high deductible, could result in a significant loss for us, which claims may reduce our profits and cash available for operations.

LOSS OF ANY ONE OF OUR LARGER CUSTOMERS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our five largest customers accounted for approximately 65% of our revenues in 2007. Loss of one of these larger customers could materially adversely affect our business and results of operations.

WE ARE VULNERABLE TO THE CYCLICAL NATURE OF THE CONSTRUCTION BUSINESS.

The housing market in Florida, in many areas, is exhibiting declines in prices and the volume of home sales. This decline in the Florida real estate market may adversely affect the demand for our services. As a result of real estate market conditions, our operating results may vary, depending upon the demand for future projects in the housing markets we serve.

INTENSE COMPETITION IN THE ENGINEERING AND CONSTRUCTION INDUSTRY COULD REDUCE OUR MARKET SHARE AND PROFITS.

We serve markets that are highly competitive and in which a large number of installation and remodeling companies compete. Competition will also place downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets, presenting us with significant challenges in our ability to grow our company with acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

IF WE EXPERIENCE DELAYS AND/OR DEFAULTS IN CUSTOMER PAYMENTS, WE COULD SUFFER LIQUIDITY PROBLEMS OR WE COULD BE UNABLE TO RECOVER ALL EXPENDITURES.

Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

WE COULD FACE LIMITATIONS ON OUR ABILITY TO ACCESS THE CAPITAL MARKETS.

Although we have no plans at this time to access the capital markets to raise funds through the sale of equity or debt securities, our ability to access the capital markets would be subject to various factors, including general economic and/or financial market conditions. The current conditions of the financial markets have adversely affected the availability of credit and liquidity resources and our access to capital markets is more limited until stability re-emerges in these markets.

OUR COMPANY IS PRIVATELY HELD AND THERE IS NO MARKET FOR OUR COMMON STOCK.

There is currently no public market for our common stock, and there can be no assurance that an active market will develop or, if one does develop, that it will be sustained.  Transfers of our common stock must be made in strict accordance with all limitations upon transfer imposed by the Federal and applicable state securities laws. In order to ensure total compliance, we may require the opinion of counsel with respect to the applicability of such laws to a transfer.

ITEM 2.  Financial Information.

ROYAL STYLE DESIGN, INC.—SELECTED FINANCIAL DATA

	Year Ended	Period from July 7 (inception) to	Nine Months Ended
	December 31,		September 30, (Unaudited)
	2007	2006	2008	2007
Statement of operations data:
Net Sales	$577,085	$100,083	$318,951	$424,060
Net Earnings (Loss)	$(2,920)	$825	$4,304	$1,582
Income (Loss) per common share	-	-	-	-

Balance sheet data:
Total assets	$109,900	$112,950	$89,105
Current Liabilities	$42,161	$21,670	$34,229
Long-term obligations	$69,534	$90,155	$53,873

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contain forward−looking statements that involve risks, uncertainties and assumptions.  Actual results may differ materially from those anticipated in these forward−looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Overview

The Company was incorporated in the State of Florida on July 7, 2006.  We specialize in customized surface installation solutions for floors, walls and other parts of the home using wood, glass, stone and ceramic tile in custom designed homes throughout central Florida.

YEAR ENDED DECEMBER 31, 2007 and PERIOD FROM JULY 7 (DATE OF INCEPTION) TO DECEMBER 31, 2006.

Revenues
Revenues for the year ended December 31, 2007 and for the period from July 7 (date of inception) to December 31, 2006 were $557,085 and $100,083, respectively.

Cost of Sales
Cost of sales for the year ended December 31, 2007 and for the period from July 7 (date of inception) to December 31, 2006 were $428,046 and $86,238, respectively.

In 2007 the officers of the company took dividends totaling in the amount of $155,000.

Income from Operations

During the year ended December 31, 2007, we incurred a net loss of $2,920, as compared with net income of $825 for 2006, the decreased income being primarily attributable to an increase in general and administrative expenses from approximately $13,002 in 2006 to $129,827 in 2007, and an increase in net sales from $100,083 for the period from July 7 (date of inception) to December 31, 2006, to $557,085 for the year ended December 31, 2007, coupled with an increase in cost of sales from $86,238 in 2006 to $428,046 in 2007.

The increase in sales for the year ended December 31, 2007, was primarily due to 2007 being our first full year of business activity. Increased use of subcontractors and employees allowed for more sales activities by management.  We also had an increase in the cost of sales, but this increase was proportionate to the increase in gross sales.  Our substantial increase in general and administrative expenses is attributable to many factors that were not present in the previous year including rental expense, interest expense and depreciation expense.

For the year ended December 31, 2007, we had an overall decrease in net income for the year ended December 31, 2007 due to a substantial increase in general and administrative expenses as compared to the overall increase in gross sales.  The decrease in sales was primarily due to a decrease in sales of the housing market, a decrease in new home building and used home remodeling construction and a decrease in commercial construction, resulting in part from a decrease in bank lending, an increase in the bank loan interest rates which decreased new mortgages and the ability for current homeowners to finance remodeling.  The construction slowdown also increased the number of local companies available to compete for jobs as well as decreased the profit margins of companies trying to compete in the declining market.

UNAUDITED THREE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2007.

Revenues
Revenues for the three months ended September 30, 2008 and 2007 were $144,159 and $158,392, respectively.  Revenues decreased by $14,233 or 9%.

Cost of Sales
Cost of sales for the three months ended September 30, 2008 and 2007 were $92,713 and $124,524, respectively.  Cost of sales decreased by $31,811 or 26%.

Income from Operations
During the three months ended September 30, 2008, we incurred a net loss of $6,317, as compared with a net loss of $17,186 for the comparable period in 2007, the decreased loss being primarily attributable to an increase in general and administrative expenses from approximately $50,481 in 2007 to $57,289 in 2008, a decrease in net sales from $158,392 for the three months ended September 30, 2007, to $144,159 for the three months ended September 30, 2008, coupled with a decrease in cost of sales from $124,524 in 2007 to $92,713 in 2008.

Our net income for the three months ended September 30, 2008 increased as compared with 2007 due to an above proportional decrease in the cost of sales as compared to the decrease in gross sales.

The decrease in sales for the three months ended September 30, 2008, was primarily due to slowdown in the housing market, new home building and commercial construction, resulting in part from a decrease in bank lending and an increase in the bank loan interest rates for mortgages.  There was also a decrease in cost of sales at a greater proportional rate than the corresponding drop in gross sales.  General and administrative expenses were slightly higher for the period due to timing issues related to cash disbursements (i.e. payments made in the third quarter were to cover second quarter expenses or prepayment of fourth quarter expenses).

UNAUDITED NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2007.

Revenues
Revenues for the nine months ended September 30, 2008 and 2007 were $318,951 and $424,060 respectively.  Revenues decreased by $105,109 or 25%.

Cost of Sales
Cost of sales for the nine months ended September 30, 2008 and 2007 were $193,115 and $296,635, respectively.  Cost of sales decreased by $103,520 or 35%.

Income from Operations
During the nine months ended September 30, 2008, we had net income before income taxes of $4,304, as compared with $2,109 for the comparable period in 2007, the increased net income being primarily attributable to a decrease in general and administrative expenses from approximately $123,734 in 2007 to $120,034 in 2008, and a decrease in net sales from $424,060 for the nine months ended September 30, 2007, to $318,951 for the nine months ended September 30, 2008, resulting in a decrease in cost of sales from $296,635 in 2007 to $193,115 in 2008.

We had an overall increase in net income for the nine months ended September 30, 2008 as compared with 2007 due to an above proportional decrease in the cost of sales as compared to the decrease in gross sales (i.e., our cost of sales dropped more than the proportionate decrease in sales).  We also sustained a decrease in general & administrative expenses as compared with the same period for the previous year which also contributed to the increase in net income.

The decrease in sales for the three months ended September 30, 2008, was primarily due to slowdown in the housing market, new home building and commercial construction, resulting in part from a decrease in bank lending and an increase in the bank loan interest rates for mortgages.  There was also a decrease in cost of sales at a greater proportional rate than the corresponding drop in gross sales.  General and administrative expenses were slightly lower for the period due to timing issues related to cash disbursements (i.e., payments made in the third quarter were to cover second quarter expenses or prepayment of fourth quarter expenses).

Liquidity and Capital Resources

We had working capital deficit of $16,912 and stockholders' equity in the amount of $89,105 at September 30, 2008.

We have three outstanding loans for company trucks of which total outstanding balance of $89,092 was owed as of December 31, 2008, and payments totaling $1,917 per month are as follows: for the 2006 Toyota Tundra purchased in December 2006 the monthly payment is $626.95 for a 60 month term; for the 2006 Toyota Tundra purchased in December 2006 the monthly payment is $626.95 for a 60 month term; and for the 2006 Toyota Tundra purchased in January 2007 the monthly payment is $642.54 for a 66 month term.

Currently our only sources of liquidity are from our service revenues.  At present time we have no other sources of cash other than from our operations.  To increase cash we would have to increase our service revenue or cut our expenses.

Presently we have no external sources of liquidity.  Should economic circumstances require us to seek additional or external sources of cash we would raise capital with our common stock and apply for credit through financial institutions and other available sources.

Off−Balance Sheet Arrangements

We have not entered into any off−balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Inflation

It is the opinion of the Company that inflation has not had a material effect on its operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets and liabilities.

Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Note 1 to our audited Financial Statements included in this Registration Statement discusses of the most significant policies we apply, or intend to apply, in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America.

The principal accounting policy potentially subject to change as a result of our business operations is that relating to the treatment of our receivables and the related allowance for doubtful accounts that would be shown on our balance sheet. Our allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at December 31, 2007 and 2006, nor at September 30, 2008. However, in the future we may have to make provision for an allowance for doubtful accounts depending on the financial strength of the customers that owe us payments, as well as our estimate of economic conditions generally in the areas where we operate.

New Financial Accounting Standards

In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. The Company will provide the additional disclosures required relating to the fair value measurement of nonfinancial assets and nonfinancial liabilities when it fully implements SFAS No. 157 on January 1, 2009, as required, and does not believe they will have a significant impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159  “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) providing companies with an option to report selected financial assets and liabilities at fair value.  The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141 (R)”) “Business Combinations”, which replaces SFAS 141 “Business Combinations”.  This Statement improves the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company will implement this Statement in 2009.

In December 2007, the FASB issued SFAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS 160”).  SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of non-controlling interests (minority interest) as equity in the consolidated financial statements and separate from parent’s equity.  The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement.  SFAS 160 clarifies that changes in a parent’s ownership in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the non-controlling equity investment of the deconsolidation date.  SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its non-controlling interest.  SFAS 160 is effective for fiscal years, and interim periods other than fiscal years, beginning on or after December 15, 2008.  The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

In January 2008, Staff Accounting Bulletin (“SAB”) 110 “Share-Based Payment” (“SAB 110”), was issued.  Registrants may continue, under certain circumstances, to use the simplified method in developing estimates of the expected term of share options as initially allowed by SAB 107, “Share-Based Payments”.  The adoption of SAB 110 should have no effect on the financial position and results of operations of the Company.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133 (“SFAS No. 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company does not believe that SFAS No. 161 will have a material impact on its financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks.

Commodity Risk – Our raw material costs for our installations, in the normal course of business, could be affected by increased commodity prices for tile, stone, wood and other materials that we use.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. As a result we do not anticipate any material losses in this area.

ITEM 3.  Properties.

On July 1, 2007, we started leasing a 650 Sq. ft. warehouse located at 2561 Forsythe Road, Unit D, Orlando, Fl. 32807.  It is leased annually at $452.63 per month pursuant to a one year lease.  Approximately 120 sq. ft. is used as office space while the remaining space is used as a warehouse.

We are purchasing three Toyota pickup trucks, purchased in December 2006 and January 2007, and have outstanding loans for the purchase of these trucks with an aggregate principal balance of $89,092 as of December 31, 2008.

ITEM 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of January 1, 2009, each person known by us to be the beneficial owner of five percent or more of the Company's voting Stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown. At January 1, 2009, 4,500,000 shares of common stock were issued and outstanding.

Name	Number of Shares Owned Beneficially	Ownership Percentage of Class
Nikolay Lobachev 470 Majestic Way Altamonte Springs, FL 32714	1,000,000	22.2%

Dmitry Terikov 324 Spring Leap Circle Winter Garden, FL 34787	1,000,000	22.2%

Ivan Sorokoumov 573 Setting Sun Drive Winter Garden, FL 34787	1,000,000	22.2%

Alexander Sorokoumov 1240 Winter Garden Vineland Road. #W1 Winter Garden, FL 34787	500,000	11.1%

Nikolaj Uraev 32 Amirkhana Prospect, Apt. 63 Kazan, Republic of Tatarstan 420132	500,000	11.1%

Iossif Yenikeyev 375 Palm Springs Dr., #1116 Altamonte Springs, FL 32701	500,000	11.1%

All Officers and Directors as a Group (3 persons)	3,000,000	66.6%
__________________
The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per shares.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.

ITEM 5.  Directors and Executive Officers.

We have three officers and directors as follows:

Name	Age	Positions and Offices Held

Nikolay Lobachev	27	President, Chief Executive Officer and Director

Ivan Sorokoumov	26	Chief Financial Officer and Director

Dmitry Terikov	26	Chief Operating Officer, Secretary and Director

Our Officer and Directors:

Nikolay Lobachev

Mr. Nikolay Lobachev, 27, graduated from Moscow State Open University in Russia with a Bachelors Degree in Law.  He is currently the President, Chief Executive Officer and a director of the Company.  He has held these positions since July 2006, when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 operated an installation and remodeling business in the Orlando area, which was the predecessor business to the Company’s business.  From August 2004 to March 2005 Mr. Lobachev worked as a manager for Daynova LLC, a construction company located in Orlando, Florida.  Prior to that Mr. Lobachev was as a consultant for Garant Ltd., a legal advice office in Moscow, Russia from June 2001 to May 2003.  He is also bilingual, speaking fluent Russian and English.

Ivan Sorokoumov

Mr. Ivan Sorokoumov, 26, is presently the Chief Financial Officer and a director of the Company.  He has been a director of the Company since July, 2006 when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 worked with an installation and remodeling business that was the predecessor business to the Company’s business.  From August 2004 to March 2005 Mr. Sorokoumov was the CEO and Co-owner of Daynova LLC, a construction company located in Orlando, Florida.  From June 2001, Mr. Sorokoumov worked as a Design Administrator for Air Flow Design Inc., also located in Orlando, Florida. He resigned from that position in August 2003.  From 1999 until 2001 Mr. Sorokoumov attended Zaoksky Adventist University located in Zaoksky, Russia. His major areas of study were accounting and economics.  He is fluent in both Russian and English.

Dmitry Terikov

Mr. Dmitry Terikov, 26, is presently the Chief Operating Officer and a director of the Company.  He has been a director of the Company since July, 2006 when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 worked with an installation and remodeling business that was the predecessor business to the Company’s business. From August 2004 to March 2005 Mr. Terikov worked as project manager for Daynova LLC, a construction company located in Orlando, Florida.  From August 2000 until March 2002 Mr. Terikov was the General Manager of Silikat Ltd, a brick and paver factory located in Zaoksky, Russia.  In June 1997, Mr. Terikov was a director for Luch Ltd, a commercial property development company located in Krasnodar, Russia.  He resigned from that position in August 2000.  From 2000 until 2002 Mr. Terikov attended Zaoksky Adventist University located in Zaoksky, Russia.  He received honors while studying for his Major in Business Administration.  He is fluent in both Russian and English.

EMPLOYMENT AGREEMENTS

At this time, we have no employment agreements in effect with any of our executives or employees.

ITEM 6.  Executive Compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Nikolay Lobachev, President and Chief Executive Officer	2007	$64,432							$64,432
	2006	$29,632							$29,632
Ivan Sorokoumov, Chief Financial Officer	2007	$61,904							$61,904
	2006	$30,384							$30,384
Dmitry Terikov, Chief Operating Officer	2007	$81,012							$81,012
	2006	$27,686							$27,686

The Company has no stock option or other executive compensation plans.

The Company does not compensate its three directors separately for services performed in their capacity as directors.

ITEM 7.  Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

On June 10, 2006, the Company issued one share each to Nikolay Lobochev, Ivan Sorokoumov and Dmitry Terikov, the founders of the Company for nominal stated consideration.  Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  On October 9, 2008, the Company issued 500,000 shares of common stock to Alexander Sorokoumov, the father of Ivan Sorokoumov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.

Director Independence

All of our directors are employees and would not be classified as “independent” under the rules of the Securities and Exchange Commission.

ITEM 8.  Legal Proceedings.

None.

ITEM 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The common stock of the Company is not traded in any United States or foreign trading market. There are six holders of the Company’s common stock at January 1, 2009.

The Company has never paid a cash dividend on its common stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors.

The Company does not have, and has not at any time had in effect, any equity compensation plan.

Shares Eligible for Future Sale Under Rule 144

        Rule 144 under the Securities Act of 1933, as amended, provides an exemption from the registration requirements of the Securities Act for resales of "restricted securities," which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

• 1% of the total number of securities of the same class then outstanding (approximately 45,000 shares of common stock; and
• the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

        There are 4,500,000 shares of our common stock outstanding.

        Of these shares, 1,000,000 shares of our common stock will be freely tradable without restriction under the Securities Act after October 9, 2009. Any securities held by our affiliates, as that term is defined in Rule 144 under the Securities Act, must generally be sold in compliance with the limitations of Rule 144 described above.

ITEM 10.  Recent Sales of Unregistered Securities.

The following table sets forth the sales of unregistered securities by the Company since its inception.

Date	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts

July 10, 2006	3,000,000 shares of common stock	Three original founding shareholders of the Company	NA	$.30/NA
October 9, 2008	1,500,000 shares of common stock	Three founding shareholders of the Company (2)	NA	$1,500/NA

(1)
The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per shares.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.

(2)
On October   9, 2008, the Company issued 1,500,000 shares of common stock to three consultants, of which 500,000 shares of common stock were issued to Alexander Sorokourmov, the father of Ivan Sorokourmov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.

The issuances of Common Stock of the Company set forth in the above table were exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) of that Act as transactions by an issuer not involving any public offering.

ITEM 11.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 110,000,000 shares of which 100,000,000 are common stock, par value $.001 per share and 10,000,000 are preferred stock, par value $.001 per share. The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per shares. Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Articles of Incorporation, as amended.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

As of January 1, 2009 , we have 4,500,000 shares of common stock issued and outstanding.

Preferred Stock

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

As of January 1, 2009 , no shares of preferred stock were outstanding.

Transfer Agent

At present, we act as our own transfer agent for our common stock.

ITEM 12.  Indemnification of Directors and Officers.

As provided by Chapter 607(Corporations), Section  850, of the Florida Statutes, we have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of a Company has been successful on the merits or otherwise in defense of any proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue, or matter therein, the Florida corporations law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions discussed above.

Our Articles of Incorporation provide in Article VIII that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the Florida Business Corporation Act (“FBCA”), or (d) for any transaction from which the director derived an improper personal benefit. If the FCBA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Company, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended.

Our Articles of Incorporation further provide in Article IX that our directors, officers, employees or agents shall be indemnified and held harmless by the Company against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any specified proceedings, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The right to indemnification conferred in this Article Seventh shall include the right with certain conditions to require the Company to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

ITEM 13.  Financial Statements and Supplementary Data.

ROYAL STYLE DESIGN INC.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED
DECEMBER 31, 2007 AND JULY 7 (DATE OF
INCEPTION) THROUGH DECEMBER 31, 2006

ROYAL STYLE DESIGN INC.

INDEX

Page

Independent Auditor’s Report	F1-1

Balance Sheets as of December 31, 2007 and 2006	F1-2

Statement of Operations, Year Ended December
31, 2007 and for the period July 7 (date of Inception)
through December 31, 2006	F1-3

Statement of Stockholders' Deficiency, Years
Ended December 31, 2007 for the period July 7 (date of Inception)
through December 31, 2006	F1-4

Statement of Cash Flows, Year
Ended December 31, 2007 and for the period July 7 (date of Inception)
through December 31, 2006	F1-5

Notes to Financial Statements	F1-6 - F1-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Royal Style Design, Inc.
Altamonte Springs, FL  32701

We have audited the accompanying balance sheet of Royal Style Design, Inc. (collectively, the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2007 and for the period July 7, (date of inception) through December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and for the period July 7 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wiener, Goodman & Company, P.C.
Wiener, Goodman & Company, P.C.
Eatontown, New Jersey

December 2, 2008

F1-1

ROYAL STYLE DESIGN, INC.
BALANCE SHEET

	December 31,
	2007	2006
ASSETS

Current Assets:
Cash	$12,070	$976
Accounts receivable	9,149	4,000

Total Current Assets	21,219	4,976

Property and equipment-net	88,256	107,974

Other assets	425	-

Total Assets	$109,900	$112,950

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$20,071	$2,653
Accrued expenses	2,532	300
Current portion of long-term debt	19,558	18,717

Total Current Liabilities	42,161	21,670

Long-term Liabilities:
Long-term debt - less current portion above	69,534	90,155

Total Liabilities	111,695	111,825

Stockholders' Deficiency:
Common Stock, $.001 par value; authorized
100,000,000 shares; 3,000,000 shares issued
and outstanding	3,000	3,000
Additional paid-in capital	(1,875)	(2,700)

Retained earnings (deficit)	(2,920)	825

Total Stockholders' Equity (Deficiency)	(1,795)	1,125

Total Liabilities and
Stockholders' Equity (Deficiency)	$109,900	$112,950

See notes to financial statements

F1-2

ROYAL STYLE DESIGN, INC.
STATEMENT OF OPERATIONS

		Period From
		July 7 (date of
	Year Ended	Inception) to
	December 31,	December 31,
	2007	2006

Net sales:
Revenue	$557,085	$100,083

Cost and expenses:
Cost of Sales (exclusive of depreciation and amortization
shown separately below)	$428,046	$86,238
General and administrative	107,630	10,830
Depreciation expense	22,197	2,172
	557,873	99,240

Income (loss) from operations	(788)	843

Interest expense	(2,132)	18

Net income (loss) before provision for income taxes	(2,920)	825

Provision for income taxes	-	-

Net income (loss)	$(2,920)	$825

Income (loss per common share- basic and diluted)	$-	$-

Weighted average number of common shares outstanding -
basic and diluted	3,000,000	3,000,000

See notes to financial statements

F1-3

ROYAL STYLE DESIGN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

			Additional
	Number of		Paid-in	Retained Earnings
	Common Shares	Common Stock	Capital	(Deficit)	Total

Balance, July 7, 2006	3,000,000	$3,000	$(2,700)	$-	$300

Net income	-	-	-	825	825

Balance, December 31, 2006	3,000,000	3,000	(2,700)	825	1,125

Undistributed earnings of S Corporation
reclassified to paid in capital			825	(825)	$-

Net loss	-	-	-	(2,920)	(2,920)

Balance, December 31, 2007	3,000,000	3,000	(1,875)	(2,920)	(1,795)

See notes to financial statements

F1-4

ROYAL STYLE DESIGN, INC.
STATEMENT OF CASH FLOWS
		Period From
		July 7 (date of
	Year Ended	Inception) to
	December 31,	December 31,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$(2,920)	$825
Adjustments to reconcile net cash
provided by operating activities:
Depreciation and amortization	22,197	2,172
Changes in operating assets and
liabilities:
Increase in accounts receivable	(5,149)	(4,000)
Increase in other assets	(425)	-
Increase in accounts payable and accrued expenses	19,651	2,953

Net cash provided by operating
activities	33,354	1,950

Cash flows from investing activities:
Purchase of property and equipment	(2,479)	(110,146)

Cash flows from financing activities:
Proceeds from borrowings	-	110,146
Repayment of debt	(19,781)	(1,274)
Sale of common stock	-	300
Net cash provided by (used in) financing activities	(19,781)	109,172

Net increase in cash	11,094	976
Cash-beginning of year	976	-

Cash-end of year	$12,070	$976

Supplementary information:
Cash paid during the year for:
Interest	$2,132	$-
Income taxes	$-	$-

See notes to financial statements

F1-5

ROYAL STYLE DESIGN INC.
NOTES TO FINANCIAL STATEMENTS

1.            DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Royal Style Design, Inc. (the “Company” or “Royal Style Design”) was incorporated in the State of Florida in July, 2006.  Royal Style Design specializes in customized solutions and installations in stone and tile in customized design homes in Central Florida.

Significant Accounting Policies

Principles of Preparation of Financial Statements

The financial statements of the Company are prepared using the accrual method of accounting.

Use of Estimates

The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized as each stage is completed, based upon a percentage of the projected costs.  There are no customer acceptance provisions in our sales contracts.

Receivables

Receivables are recorded when invoices are issued and are presented in the balance sheet net of allowances for doubtful accounts.  Receivables are written off when they are determined to be uncollectible.  The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at December 31, 2007 and 2006.

Cost of Sales

Included in cost of sales are subcontractors, payroll, payroll taxes, workman compensation insurance and materials.

General and Administrative Expenses

Included in general and administrative expenses are payroll, automobile expenses, insurance, telephone, professional fees, office expenses and other minor miscellaneous expenses.

F1-6

Depreciation

Property and equipment is carried at cost. Depreciation is computed using the straight-line method at rates calculated to extinguish the assets cost over their estimated useful lives. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.

Depreciable
Asset	Lives
Vehicles	5 years
Office equipment	5 years

Income Taxes

Prior to January 1, 2007, the Company was an “S” Corporation and, accordingly, any income or losses would flow directly to the stockholders.  The Company has recorded income taxes or a proforma basis as if the Company was a “C” Corporation as of January 1, 2007.

The undistributed earnings of the S Corporation prior to January 1, 2007 have been reclassified to additional paid in capital.

Evaluation of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."  If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable, accounts payable and accrued expenses.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

The Company grants credit to customers based on an evaluation of the customer’s financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company controls its exposure to credit risk due to normally dealing with the same contractors and receiving payment for materials prior to completion of the services.

F1-7

New Financial Accounting Standards

In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. The Company will provide the additional disclosures required relating to the fair value measurement of nonfinancial assets and nonfinancial liabilities when it fully implements SFAS No. 157 on January 1, 2009, as required, and does not believe they will have a significant impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159  “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) providing companies with an option to report selected financial assets and liabilities at fair value.  The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of SFAS 159 did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141 (R)”) “Business Combinations”, which replaces SFAS 141 “Business Combinations”.  This Statement improves the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company will implement this Statement in 2009.

F1-8

In December 2007, the FASB issued SFAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS 160”).  SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  Specifically, this statement requires the recognition of non-controlling interests (minority interest) as equity in the consolidated financial statements and separate from parent’s equity.  The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement.  SFAS 160 clarifies that changes in a parent’s ownership in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  Such gain or loss will be measured using the fair value of the non-controlling equity investment of the deconsolidation date.  SFAS 160 also includes expanded disclosure requirements regarding the interest of the parent and its non-controlling interest.  SFAS 160 is effective for fiscal years, and interim periods other than fiscal years, beginning on or after December 15, 2008.  The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

In January 2008, Staff Accounting Bulletin (“SAB”) 110 “Share-Based Payment” (“SAB 110”), was issued.  Registrants may continue, under certain circumstances, to use the simplified method in developing estimates of the expected term of share options as initially allowed by SAB 107, “Share-Based Payments”.  The adoption of SAB 110 should have no effect on the financial position and results of operations of the Company.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133 (“SFAS No. 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company does not believe that SFAS No. 161 will have a material impact on its financial statements.

2.            PROPERTY and EQUIPMENT

	December 31,
	2007	2006
Office equipment	$2,479	$110,146
Vehicles	110,146	-
	112,625	110,146
Less: accumulated depreciation	24,369	2,172
	$88,256	$107,974

Depreciation expense for the year ended December 31, 2007 and 2006 was $22,197 and $2,172, respectively.

F1-9

3.             DEBT

Long-term debt consisted of the following:

	December 31,
	2007	2006
Automobile loan, due to Southeast Toyota,
no interest over term of loan and monthly
payment of $637
This note matures December 2011	$29,549	$36,980

Automobile loan, due to Southeast Toyota,
no interest over term of loan and monthly
payment of $637
This note matures December 2011	30,169	36,980

Automobile loan, due to SunTrust Bank,
interest of 7.11% per annum, monthly payment
of $643
This note matures July 2012	29,374	34,912
	89,092	108,872

Less: Current portion	(19,558)	(18,717)
	$69,534	$90,155

Future minimum payments:	Year Ending December 31,
	2008	$19,558
	2009	21,237
	2010	21,690
	2011	22,226
	2012	4,381
		$89,092

Interest expense for the year ended December 31, 2007 and 2006 amounted to $2,132 and $-0-, respectively.

F1-10

4.             COMMON STOCK

The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per share.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective September 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share, 100,000,000 shares authorized; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  All share and per share information have been revised to give retroactive effect to the stock split.

On October 9, 2008, the Company issued 500,000 shares of common stock to Alexander Sorokourmov, the father of Ivan Sorokourmov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.

5.             INCOME TAXES

The Company adopted the provisions of Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”) on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

The provision for income taxes consists of the following:

For the Years Ended
December 31,
	2007	2006
Federal	$-	$-
State	-	-
Total	$-	$-

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	For the Years Ended
	December 31,
	2007	2006
Benefits computed at the	$(1,022)	$289
statutory rate
State and local income taxes, net of	-	-
federal benefit
Effect of unused operating losses	1,022	(289)
	$-	$-

The effect of unused net operating losses for 2006 has been presented on a proforma basis when the Company was an “S” Corporation and is not available for use.

F1-11

6.             COMMITMENTS AND CONTINGENCIES

Leases

The Company conducts its operations from a leased property in Florida.  The lease requires the Company to pay certain executive costs (such as insurance and maintenance).

Future minimum lease payments for operating leases are approximately as follows:

Years Ending
December 31,	Amount
2008	$5,520
2009	5,520
$11,040

Total rent expense was approximately $3,819 for the year ended December 31, 2007.

F1-12

ROYAL STYLE DESIGN INC.

FINANCIAL STATEMENTS

FOR THE PERIODS ENDED
SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(UNAUDITED)

ROYAL STYLE DESIGN INC.

INDEX

Page

Balance Sheets as of September 30, 2008 and December 31, 2007 (Unaudited)	F2-2

Statement of Operations, for the Nine and Three Months Ended September 30, 2008 and 2007 (Unaudited)	F2-3

Statement of Stockholders' Equity (Deficiency), for the Period January 1, 2007 through September 30, 2008 (Unaudited)	F2-4

Statement of Cash Flows, for the Nine Months Ended September 30, 2008 and 2007 (Unaudited)	F2-5

Notes to Unaudited Financial Statements	F2-6 - F2-11

ROYAL STYLE DESIGN, INC.
BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash	$317	$12,070
Accounts receivable	17,000	9,149

Total Current Assets	17,317	21,219

Property and equipment-net	71,363	88,256

Other assets	425	425

Total Assets	$89,105	$109,900

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$11,597	$20,071
Accrued expenses	1,506	2,532
Current portion of long-term debt	21,126	19,558

Total Current Liabilities	34,229	42,161

Long-term Liabilities:
Long-term debt - less current portion above	53,873	69,534

Total Liabilities	88,102	111,695

Stockholders' Deficiency:
Common Stock, $.001 par value; authorized
100,000,000 shares; 3,000,000 shares issued
and outstanding	3,000	3,000
Additional paid-in capital	(1,875)	(1,875)

Retained earnings (deficit)	(122)	(2,920)

Total Stockholders' Equity (Deficiency)	1,003	(1,795)

Total Liabilities and
Stockholders' Equity (Deficiency)	$89,105	$109,900

See notes to unaudited financial statements

F2-2

ROYAL STYLE DESIGN, INC.
STATEMENT OF OPERATIONS
(Uaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales:
Revenue	$318,951	$424,060	$144,159	$158,392

Cost and expenses:
Cost of Sales	$193,115	$296,635	$92,713	$124,524
General and administrative	103,140	107,087	51,658	44,932
Depreciation expense	16,894	16,647	5,631	5,549
	313,149	420,369	150,002	175,005

Income (loss) from operations	5,802	3,691	(5,843)	(16,613)

Interest expense	1,498	1,582	474	573

Net income (loss) before provision for income taxes	4,304	2,109	(6,317)	(17,186)

Provision for income taxes	1,506	738	-	-

Net income (loss)	$2,798	$1,371	$(6,317)	$(17,186)

Income (loss) per common share -
basic and diluted	$-	$-	$-	$-

Weighted average number of common shares
outstanding - basic and diluted	3,000,000	3,000,000	3,000,000	3,000,000

See notes to unaudited financial statements

F2-3

ROYAL STYLE DESIGN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(UNAUDITED)

			Additional
	Number of		Paid-in	Retained Earnings
	Common Shares	Common Stock	Capital	(Deficit)	Total

Balance, January 1, 2007	3,000,000	$3,000	$(2,700)	$825	$1,125

Undistributed earnings of S Corporation
reclassified to paid-in capital			825	(825)	-

Net (loss)	-	-	-	(2,920)	(2,920)

Balance, December 31, 2007	3,000,000	3,000	(1,875)	(2,920)	(1,795)

Net income	-	-	-	2,798	2,798

Balance, September 30, 2008	3,000,000	$3,000	$(1,875)	$(122)	$1,003

See notes to unaudited financial statements

F2-4

ROYAL STYLE DESIGN, INC.
STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007

Cash flows from operating activities:
Net income	$2,798	$1,371
Adjustments to reconcile net cash
provided by operating activities:
Depreciation and amortization	16,894	16,605
Changes in operating assets and
liabilities:
(Increase) in accounts receivable	(7,851)	(3,000)
(Increase) in other assets	-	(425)
Increase (decrease) in accounts payable
and accrued expenses	(9,498)	19,471

Net cash provided by operating
activities	2,343	34,022

Cash flows from investing activities:
Purchase of property and equipment	-	(2,203)

Cash flows from financing activities:
Repayment of debt	(14,094)	(13,396)

Net (decrease) increase in cash	(11,751)	18,423
Cash-beginning of year	12,069	976

Cash-end of year	$318	$19,399

Supplementary information:
Cash paid during the year for:
Interest	$1,498	$1,582
Income taxes	$-	$-

See notes to unaudited financial statements

F2-5

ROYAL STYLE DESIGN INC.
NOTES TO FINANCIAL STATEMENTS

1.             DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Royal Style Design, Inc. (the “Company” or “Royal Style Design”) was incorporated in the State of Florida in July, 2006.  Royal Style Design specializes in customized solutions and installations in stone and tile in customized design homes in Central Florida.

Significant Accounting Policies

Principles of Preparation of Financial Statements

The financial statements of the Company are prepared using the accrual method of accounting.

Use of Estimates

The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized as each stage is completed, based upon a percentage of the projected costs.  There are no customer acceptance provisions in our sales contracts.

Receivables

Receivables are recorded when invoices are issued and are presented in the balance sheet net of allowances for doubtful accounts.  Receivables are written off when they are determined to be uncollectible.  The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at September 30, 2008 and 2007.

Cost of Sales

Included in cost of sales are subcontractors, payroll, payroll taxes, workman compensation insurance and materials.

General and Administrative Expenses

Included in general and administrative expenses are payroll, automobile expenses, insurance, telephone, professional fees, office expenses and other minor miscellaneous expenses.

F2-6

Depreciation

Property and equipment is carried at cost. Depreciation is computed using the straight-line method at rates calculated to extinguish the assets cost over their estimated useful lives. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.

Depreciable
Asset	Lives
Vehicles	5 years
Office equipment	5 years

                Income Taxes

Prior to January 1, 2007, the Company was an “S” Corporation and, accordingly, any income or losses would flow directly to the stockholders.  The Company has recorded income taxes or a proforma basis as if the Company was a “C” Corporation as of January 1, 2007.

The undistributed earnings of the S Corporation prior to January 1, 2007 have been reclassified to additional paid in capital.

Evaluation of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."  If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable, accounts payable and accrued expenses.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

The Company grants credit to customers based on an evaluation of the customer’s financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company controls its exposure to credit risk due to normally dealing with the same contractors and receiving payment for materials prior to completion of the services.

F2-7

New Financial Accounting Standards

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” an amendment of FASB Statement No. 133 (“SFAS No. 161”).  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company does not believe that SFAS No. 161 will have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  This Statement is effective sixty days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 162 on its financial statements.

In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. The Company will provide the additional disclosures required relating to the fair value measurement of nonfinancial assets and nonfinancial liabilities when it fully implements SFAS No. 157 on January 1, 2009, as required, and does not believe they will have a significant impact on its financial statements.

F2-8

2.             PROPERTY and EQUIPMENT

	September 30,	December 31,
	2008	2007

Office equipment	$2,479	$2,479
Vehicles	110,146	110,146
	112,625	112,625
Less: accumulated depreciation	41,262	24,369
	$71,363	$88,256

Depreciation expense for the periods ended September 30, 2008 and 2007 was $16,894 and $16,605, respectively.

3.             DEBT

Long-term debt consisted of the following:
	September 30,	December 31,
	2008	2007
Automobile loan, due to Southeast Toyota,
no interest over term of loan
and monthly payment of $637
This note matures December 2011	$24,591	$29,549

Automobile loan, due to Southeast Toyota,
no interest over term of loan
and monthly payment of $637
This note matures December 2011	24,584	30,169

Automobile loan, due to SunTrust Bank,
interest of 7.11% per annum, monthly payment
of $643
This note matures July 2012	25,824	29,374
	74,999	89,092

Less: Current portion	(21,126)	(19,558)
	$53,873	$69,534

Future minimum payments:	Year Ending December 31,
	2008	$5,241
	2009	21,235
	2010	21,690
	2011	22,178
	2012	4,655
		$74,999

Interest expense for the nine months ended September 30, 2008 and 2007 amounted to $1,498 and $1,582, respectively.

F2-9

4.             COMMON STOCK

The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per share.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective September 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share, 100,000,000 shares authorized; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  All share and per share information have been revised to give retroactive effect to the stock split.

On October 9, 2008, the Company issued 500,000 shares of common stock to Alexander Sorokourmov, the father of Ivan Sorokourmov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.

5.             INCOME TAXES

The Company adopted the provisions of Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”) on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

F2-10

ITEM 14.  Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Not applicable.

ITEM 15.  Financial Statements and Exhibits.

(a)    Financial Statements.

1. Financial Statements of Royal Style Design, Inc. at December 31, 2007 and 2006    (Audited)

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2007 and 2006

Statements of Operations for the year ended December 31, 2007 and the period July 7 (date of inception) to December 31, 2006

Statement of Stockholders' Equity for the year ended December 31, 2007 and the period July 7 (date of inception) to December 31, 2006

Statement of Cash Flows for the year ended December 31, 2007 and the period July 7 (date of inception) to December 31, 2006

Notes to Financial Statements

2. Unaudited Financial Statements of Royal Style Design, Inc. at September 30, 2008 and 2007

Balance Sheets as of September 30, 2008 and December 31, 2007 (Unaudited)

Statements of Operations for the Nine and Three Months Ended September 30, 2008 and 2007 (Unaudited)

Statement of Stockholders' Equity for the nine months ended September 30, 2008 (Unaudited)

Statements of Cash Flows for the nine months ended September 30, 2008 and 2007 (Unaudited)

Notes to Unaudited Financial Statements

(b)  Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation, filed July 7, 2006*
3.1a	Amendment to Articles of Incorporation, filed October 9, 2008*
3.2	By-Laws*
10.1	Form of Customer Estimate.*
10.2	Lease Agreement dated September 1, 2008, between the Company and Marlon Industrial Park.*

_________________________________
* Previously filed.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL STYLE DESIGN, INC.

By:	/s/ Nikolay Lobachev
Nikolay Lobachev
Title: President/CEO

Dated:  January 23, 2009